Exhibit 10.1

EXECUTION VERSION

AMENDMENT NO. 20 TO LOAN FINANCING AND SERVICING AGREEMENT, dated as of April 16, 2025 (this “Amendment”), among Specialty Credit Facility, LLC, as borrower (the “Borrower”), Specialty Credit Services, LLC, as servicer (the “Servicer”), Deutsche Bank AG, New York Branch (“DBNY”), as facility agent (in such capacity, the “Facility Agent”), and DBNY and Customers Bank (“Customers”), as lenders (in such capacity, each a “Lender” and collectively, the “Lenders”).

WHEREAS, the Borrower, Silver Point Specialty Lending Fund, as equityholder, the Servicer, the Facility Agent, each Lender party thereto, Deutsche Bank Trust Company Americas, as administrative agent, U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), as collateral agent and U.S. Bank National Association, as collateral custodian are party to the Loan Financing and Servicing Agreement, dated as of October 17, 2017 (as amended, supplemented, amended and restated and otherwise modified from time to time, the “Loan Agreement”); and

WHEREAS, EverBank, N.A. (“EverBank”) (in such capacity, the “Departing Lender”) is no longer party to the Loan Agreement or any other Transaction Document after giving effect to this Amendment;

WHEREAS, the Borrower, the Servicer, the Facility Agent and the Lenders have agreed to waive certain requirements of the Loan Agreement and amend the Loan Agreement in accordance with Section 17.2 of the Loan Agreement and subject to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.1. Defined Terms. Terms used but not defined herein have the respective meanings given to such terms in the Loan Agreement.

ARTICLE II

Amendments to the Loan Agreement

SECTION 2.1. As of the date of this Amendment, the Loan Agreement is hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Loan Agreement attached as Appendix A hereto.

1

ARTICLE III

Conditions to Effectiveness

SECTION 3.1. This Amendment shall become effective as of the date first written above upon the satisfaction of the following conditions:

(a) the execution and delivery of this Amendment by each party hereto;

(b) the Facility Agent’s receipt of (i) a legal opinion of Freshfields US LLP, counsel for the Borrower and the Servicer, in form and substance reasonably satisfactory to the Facility Agent covering such matters as the Facility Agent may reasonably request, (ii) a good standing certificate for the Borrower and the Servicer issued by the applicable Official Body of its jurisdiction of organization and (iii) a copy of the resolutions of the board of directors or sole member, as applicable, of each of the Borrower and the Servicer approving this Amendment and the transactions contemplated hereby, certified by its secretary or assistant secretary or other authorized officer;

(c) all fees (including reasonable and documented fees, disbursements and other charges of counsel) due to the Lenders on or prior to the effective date of this Amendment have been paid in full; and

(d) EverBank’s receipt from Specialty Credit Facility, LLC of all outstanding Obligations owed to EverBank in the amount equal to $37,291.67 (the “EverBank Payment”) comprising (i) $0.00 Advances, (ii) $0.00 interest, (iii) $6,666.67 Undrawn Fee and (iv) $30,625.00 Make-Whole Fee (and, in the case of clauses (d)(iii) and (d)(iv) such payment shall be made from the Amount Available distributed on the Distribution Date in April 2025).

ARTICLE IV

Departing Lender

SECTION 4.1. Subject to EverBank’s receipt of the EverBank Payment as set forth in Section 3.1(d) above and the reallocation of EverBank’s outstanding Commitment of $37,500,000 to Deutsche Bank AG, New York Branch, as the purchasing Lender, each of the parties hereto hereby acknowledges that the Commitment of EverBank under the Agreement has been terminated and EverBank is no longer an Agent or a Lender thereunder, it being understood that the rights of EverBank under Article XVI of the Loan Agreement shall survive.

ARTICLE V

Representations and Warranties

SECTION 5.1. The Borrower and the Servicer hereby represents and warrants to the Facility Agent and the Lenders that, as of the date first written above, (i) no Event of Default, Unmatured Event of Default, Servicer Default or Unmatured Servicer Default has occurred and is continuing and (ii) the representations and warranties of the Borrower and the Servicer contained in the Loan Agreement are true and correct in all material respects on and as of such day (other than any representation and warranty that is made as of a specific date).

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ARTICLE VI

Miscellaneous

SECTION 6.1. Governing Law. THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AMENDMENT OR TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

SECTION 6.2. Severability Clause. In case any provision in this Amendment shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 6.3. Ratification. Except as expressly amended and waived hereby, the Loan Agreement is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

SECTION 6.4. Counterparts; Electronic Execution. The parties hereto may sign one or more copies of this Amendment in counterparts, all of which together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart hereof. The parties agree that this Amendment may be executed and delivered by electronic signatures and that the electronic signatures appearing on this Amendment are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

SECTION 6.5. Headings. The headings of the Articles and Sections in this Amendment are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

SPECIALTY CREDIT FACILITY, LLC, as
Borrower

By:	/s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to Amendment No. 20 to LFSA]

SPECIALTY CREDIT SERVICES, LLC, as
Servicer

By:	/s/ Jesse Dorigo
Name: Jesse Dorigo
Title: Authorized Signatory

[Signature Page to Amendment No. 20 to LFSA]

DEUTSCHE BANK AG, NEW YORK BRANCH, as Facility Agent and as a Dollar Lender, as a Euro Lender, as a GBP Lender and as a CAD Lender

By:	/s/ Amit Patel
	Name:	Amit Patel
	Title:	Managing Director

By:	/s/ Peter Sabino
	Name:	Peter Sabino
	Title:	Director

[Signature Page to Amendment No. 20 to LFSA]

CUSTOMERS BANK, as a Dollar Lender

By:	/s/ Scott Gates
Name: Scott Gates
Title: SVP /Portfolio Manager

[Signature Page to Amendment No. 20 to LFSA]

Solely with respect to Article IV:

EVERBANK, N.A., as a Dollar Lender

By:	/s/ Frank Martino
Name: Frank Martino
Title: Director

[Signature Page to Amendment No. 20 to LFSA]

APPENDIX A

Loan Agreement Amendments

1

EXECUTION VERSION

Conformed through Amendment No. ~~19~~20, dated as of ~~June 24~~April 16, ~~2024~~2025

LOAN FINANCING AND SERVICING AGREEMENT

dated as of October 17, 2017

SPECIALTY CREDIT FACILITY, LLC,

as Borrower

SPECIALTY CREDIT SERVICES, LLC,

as Servicer

SILVER POINT SPECIALTY LENDING FUND,

as Equityholder

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

DEUTSCHE BANK AG, NEW YORK BRANCH,

as Facility Agent

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Collateral Agent

and

U.S. BANK NATIONAL ASSOCIATION,

as Collateral Custodian

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS		1

Section 1.1	Defined Terms	1

Section 1.2	Other Definitional Provisions	~~55~~56

ARTICLE II THE FACILITY, ADVANCE PROCEDURES AND NOTES		~~56~~57

Section 2.1	Advances	~~56~~57

Section 2.2	Funding of Advances	~~57~~58

Section 2.3	Notes	~~59~~60

Section 2.4	Repayment and Prepayments	60

Section 2.5	Permanent Reduction of Facility Amount	~~60~~61

Section 2.6	Extension of Revolving Period	61

Section 2.7	Calculation of Discount Factor	61

Section 2.8	Increase in Facility Amount	64

ARTICLE III YIELD, UNDRAWN FEE, ETC		~~62~~63

Section 3.1	Yield and Undrawn Fee	~~62~~63

Section 3.2	Yield Distribution Dates	~~62~~63

Section 3.3	Yield Calculation	~~62~~64

Section 3.4	Computation of Yield, Fees, Etc	~~63~~64

ARTICLE IV PAYMENTS; TAXES		~~63~~64

Section 4.1	Making of Payments	~~63~~64

Section 4.2	Due Date Extension	~~63~~64

Section 4.3	Taxes	~~63~~64

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ARTICLE V INCREASED COSTS, ETC		~~67~~69

Section 5.1	Increased Costs, Capital Adequacy	~~67~~69

ARTICLE VI EFFECTIVENESS; CONDITIONS TO ADVANCES		~~69~~70

Section 6.1	Effectiveness	~~69~~70

Section 6.2	Advances and Reinvestments	~~71~~72

Section 6.3	Transfer of Collateral Obligations and Permitted Investments	~~73~~74

ARTICLE VII ADMINISTRATION AND SERVICING OF COLLATERAL OBLIGATIONS		~~74~~75

Section 7.1	Retention and Termination of the Servicer	~~74~~75

Section 7.2	Resignation and Removal of the Servicer; Appointment of Successor Servicer	~~74~~75

Section 7.3	Duties of the Servicer	~~75~~76

Section 7.4	Representations and Warranties of the Servicer	~~77~~78

Section 7.5	Covenants of the Servicer and the Equityholder	~~79~~80

Section 7.6	Servicing Fees; Payment of Certain Expenses by Servicer	~~83~~84

Section 7.7	Collateral Reporting	~~83~~84

Section 7.8	Notices	84

Section 7.9	Procedural Review of Collateral Obligations; Access to Servicer and Servicer’s Records	84

Section 7.10	Optional Sales	~~85~~86

Section 7.11	Repurchase or Substitution of Warranty Collateral Obligations	~~87~~88

Section 7.12	Servicing of REO Assets	~~87~~88

ARTICLE VIII ACCOUNTS; PAYMENTS		~~89~~90

Section 8.1	Accounts	~~89~~90

Section 8.2	Excluded Amounts	~~91~~92

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Section 8.3	Distributions, Reinvestment and Dividends	~~91~~92

Section 8.4	Fees	~~95~~96

Section 8.5	Monthly Report	~~95~~96

ARTICLE IX REPRESENTATIONS AND WARRANTIES OF THE BORROWER		~~96~~97

Section 9.1	Organization and Good Standing	~~96~~97

Section 9.2	Due Qualification	~~96~~97

Section 9.3	Power and Authority	~~96~~97

Section 9.4	Binding Obligations	~~97~~98

Section 9.5	Security Interest	~~97~~98

Section 9.6	No Violation	~~98~~99

Section 9.7	No Proceedings	~~98~~99

Section 9.8	No Consents	~~98~~99

Section 9.9	Solvency	~~98~~99

Section 9.10	Compliance with Laws	~~98~~99

Section 9.11	Taxes	~~99~~100

Section 9.12	Monthly Report	~~99~~100

Section 9.13	No Liens, Etc	~~99~~100

Section 9.14	Information True and Correct	~~99~~100

Section 9.15	Bulk Sales	~~99~~100

Section 9.16	Collateral	~~100~~101

Section 9.17	Selection Procedures	~~100~~101

Section 9.18	Indebtedness	~~100~~101

Section 9.19	No Injunctions	~~100~~101

Section 9.20	No Subsidiaries	~~100~~101

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Section 9.21	ERISA Matters	~~100~~101

Section 9.22	Investment Company Status	~~100~~101

Section 9.23	[Reserved]	~~100~~101

Section 9.24	Collections	~~100~~101

Section 9.25	Value Given	~~100~~101

Section 9.26	Use of Proceeds	~~101~~102

Section 9.27	Separate Existence	~~101~~102

Section 9.28	Transaction Documents	~~101~~102

Section 9.29	EEA Financial Institution	~~101~~102

Section 9.30	Anti-Terrorism, Anti-Money Laundering	~~101~~102

Section 9.31	Anti-Bribery and Corruption	~~102~~103

Section 9.32	Volcker Rule	~~103~~104

ARTICLE X COVENANTS		~~103~~104

Section 10.1	Protection of Security Interest of the Secured Parties	~~103~~104

Section 10.2	Other Liens or Interests	~~104~~105

Section 10.3	Costs and Expenses	~~104~~105

Section 10.4	Reporting Requirements	~~104~~105

Section 10.5	Separate Existence	~~105~~106

Section 10.6	Hedging Agreements	108

Section 10.7	Tangible Net Worth	~~110~~111

Section 10.8	Taxes	~~110~~111

Section 10.9	Merger, Consolidation, Etc	~~110~~111

Section 10.10	Deposit of Collections	~~110~~111

Section 10.11	Indebtedness; Guarantees	~~110~~111

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Section 10.12	Limitation on Purchases from Affiliates	111

Section 10.13	Documents	111

Section 10.14	Preservation of Existence	~~111~~112

Section 10.15	Limitation on Investments	~~111~~112

Section 10.16	Distributions	~~111~~112

Section 10.17	Performance of Borrower Assigned Agreements	~~112~~113

Section 10.18	Further Assurances; Financing Statements	~~112~~113

Section 10.19	Obligor Payment Instructions	113

Section 10.20	Delivery of Collateral Obligation Files	~~113~~114

Section 10.21	Collateral Obligation Schedule	~~113~~114

Section 10.22	Risk Retention	114

Section 10.23	Proceedings	116

Section 10.24	Officer’s Certificate	~~116~~117

Section 10.25	ERISA	~~116~~117

Section 10.26	Policies and Procedures for Sanctions	117

Section 10.27	Compliance with Sanctions	117

Section 10.28	Compliance with Anti-Money Laundering	117

Section 10.29	Ineligible Collateral	117

ARTICLE XI THE COLLATERAL AGENT		~~117~~118

Section 11.1	Appointment of Collateral Agent	~~117~~118

Section 11.2	Monthly Reports	~~117~~118

Section 11.3	Collateral Administration	118

Section 11.4	Removal or Resignation of Collateral Agent	121

Section 11.5	Representations and Warranties	~~121~~122

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-vi-

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Section 15.9	Participations; Pledge	149

Section 15.10	Reallocation of Advances	150

ARTICLE XVI INDEMNIFICATION		150

Section 16.1	Borrower Indemnity	150

Section 16.2	Servicer Indemnity	151

Section 16.3	Contribution	151

Section 16.4	After-Tax Basis	~~152~~151

ARTICLE XVII MISCELLANEOUS		152

Section 17.1	No Waiver; Remedies	152

Section 17.2	Amendments, Waivers	152

Section 17.3	Notices, Etc	154

Section 17.4	Costs and Expenses	154

Section 17.5	Binding Effect; Survival	164

Section 17.6	Captions and Cross References	164

Section 17.7	Severability	164

Section 17.8	GOVERNING LAW	~~156~~164

Section 17.9	Counterparts; Electronic Execution	~~156~~164

Section 17.10	WAIVER OF JURY TRIAL	156

Section 17.11	No Proceedings	156

Section 17.12	Limited Recourse	~~157~~156

Section 17.13	ENTIRE AGREEMENT	157

Section 17.14	Confidentiality	~~158~~157

Section 17.15	Non-Confidentiality of Tax Treatment	158

Section 17.16	Replacement of Lenders	~~159~~158

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Section 17.17	Consent to Jurisdiction	~~160~~169

Section 17.18	Option to Acquire Rating	169

Section 17.19	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	169

Section 17.20	Acknowledgement Regarding Any Supported QFCs	~~161~~160

ARTICLE XVIII COLLATERAL CUSTODIAN		161

Section 18.1	Designation of Collateral Custodian	161

Section 18.2	Duties of the Collateral Custodian	~~162~~161

Section 18.3	Delivery of Collateral Obligation Files	~~164~~163

Section 18.4	Collateral Obligation File Certification	164

Section 18.5	Release of Collateral Obligation Files	~~165~~164

Section 18.6	Examination of Collateral Obligation Files	~~167~~166

Section 18.7	Lost Note Affidavit	~~167~~166

Section 18.8	Transmission of Collateral Obligation Files	~~167~~166

Section 18.9	Merger or Consolidation	167

Section 18.10	Collateral Custodian Compensation	167

Section 18.11	Removal or Resignation of Collateral Custodian	~~168~~167

Section 18.12	Limitations on Liability	~~169~~168

Section 18.13	Collateral Custodian as Agent of Collateral Agent	~~170~~169

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“Account” means the Unfunded Exposure Account, the Principal Collection Account and the Interest Collection Account, together with any sub-accounts thereof deemed appropriate or necessary by the Securities Intermediary, for convenience in administering such accounts.

“Account Collateral” has the meaning set forth in Section 12.1(d).

“Account Control Agreement” means the Securities Account Control Agreement, dated as of the Effective Date, by and among the Borrower, as pledgor, the Collateral Agent on behalf of the Secured Parties, as secured party, and the Collateral Custodian, as Securities Intermediary.

“Accrual Period” means, with respect to any Distribution Date, the period from and including the Determination Date for the immediately prior Distribution Date (or, in the case of the first Distribution Date following the Fifteenth Amendment Effective Date, from and including the Distribution Date immediately preceding the Fifteenth Amendment Effective Date) through and including the day preceding the Determination Date for such Distribution Date.

“Adjusted Aggregate Eligible Collateral Obligation Balance” means, as of any date, the Aggregate Eligible Collateral Obligation Amount minus the Excess Concentration Amount on such date.

“Administrative Agent” has the meaning set forth in the Preamble.

“Administrative Agent Fees and Expenses” means the fees, costs and expenses due at such time (if any) to the Administrative Agent under the Administrative Agent Fee Letter.

“Administrative Agent Fee Letter” means that certain letter agreement among the Administrative Agent and the Borrower, dated December 13, 2021.

“Advance” has the meaning set forth in Section 2.1(a).

“Advance Date” has the meaning set forth in Section 2.1(a).

“Advance Rate” means,

(x) with respect to any Eligible Collateral Obligation (other than a single-purpose real estate based loan) on any date of determination (a) that is a First Out Loan with an attaching Leverage Multiple of 0 and a detaching Leverage Multiple of less than 2.5x, 70.0%, (b) that is any other First Out Loan, a Broadly Syndicated First Lien Loan, a First Lien Loan or a Senior Secured Bond, 65.0%, (c) that is a Multiple of Recurring Revenue Loan, 57.5%, (d) that is a FILO Loan with an attaching Leverage Multiple (i) exceeding 1.0x and equal to or less than 1.5x, 55.0%, (ii) exceeding 1.5x and equal to or less than 2.0x, 50.0%, and (iii) exceeding 2.0x and equal to or less than 2.5x, 45.0%, (e) that is a Broadly Syndicated Second Lien Loan, 40.0%, (f) that is any other Loan or Bond (other than an Unsecured Bond), 35.0%, and (g) that is an Unsecured Bond, 20.0%; and

“Amount Available” means, with respect to any Distribution Date, the sum of (a) the amount of Collections with respect to the related Collection Period (excluding any Collections necessary to settle the acquisition of Eligible Collateral Obligations), plus (b) any investment income earned on amounts on deposit in the Collection Account since the immediately prior Distribution Date (or since the Effective Date in the case of the first Distribution Date).

“Anti-Bribery and Corruption Laws” has the meaning set forth in Section 9.31(a).

“Anti-Money Laundering Laws” has the meaning set forth in Section 9.30(b).

“Applicable Banking Law” means, for any Person, all existing and future laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to anti-bribery and corruption, the funding of terrorist activities and money laundering, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, other applicable anti-bribery and corruption legislation, and Section 326 of the USA Patriot Act.

“Applicable Conversion Rate” means, with respect to Euros, GBP or CAD (x) for an actual currency exchange, the applicable currency-Dollar spot rate obtained by the Servicer through customary banking channels, including the Collateral Agent’s own banking facilities or (y) for all other purposes, the applicable currency-Dollar spot rate that appeared on the Bloomberg screen for such currency (i) if such date is a Determination Date, at the end of such day or (ii) otherwise, at the end of the immediately preceding Business Day.

“Applicable Exchange Rate” means with respect to any Collateral Obligation denominated and payable in Euros, GBPs or CADs on any day, the lesser of (a) the applicable currency Dollar spot rate used by the Borrower (as determined by the Servicer) to acquire such currency on the related Cut-Off Date and (b) the Applicable Conversion Rate for such currency.

“Applicable Interest Rate” means (a) with respect to any Collateral Obligation or any Advance denominated in CAD, the sum of (i) Term CORRA and (ii) the Term CORRA Adjustment, (b) with respect to any Collateral Obligation or any Advance denominated in Euros, the EURIBOR Rate, (c) with respect to any Collateral Obligation or any Advance denominated in GBP, the sum of (i) Daily Simple SONIA and (ii) the SONIA Adjustment and (d) with respect to any other Collateral Obligation or any other Advance, Term SOFR.

“Applicable Law” means, for any Person, all existing and future laws, rules, regulations (including temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Official Body applicable to such Person and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Margin” means (i) during the Revolving Period, ~~2.85~~1.70% per annum and (ii) after the Revolving Period, ~~3.35~~2.10% per annum; provided that, during any period while an Event of Default has occurred and is continuing, the Applicable Margin otherwise in effect shall be increased by the addition thereto of 2.00% per annum.

“Broadly Syndicated First Lien Loan” means any First Lien Loan that (a) is a broadly syndicated commercial loan, (b) has a tranche size of at least $150,000,000 (or, for any First Lien Loan denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate), (c) has an Obligor with a most recently reported EBITDA of at least $50,000,000 (or, for any First Lien Loan denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate), (d) is (A) rated by S&P and/or Moody’s (or the relevant Obligor is rated by S&P and/or Moody’s) and no such rating is lower than “B3” by Moody’s or “B-” by S&P and (B) is actively quoted by either (x) at least three (3) Approved Broker Dealers or (y) two (2) Approved Broker Dealers if it is only actively quoted by only two (2) Approved Broker Dealers and both such quotes are for position sizes at least equal to the amount owned by the Borrower and (e) is identified by the Borrower (or the Servicer on its behalf) as being intended to be treated as a Broadly Syndicated First Lien Loan.

“Broadly Syndicated Second Lien Loan” means any Second Lien Loan that (a) is a broadly syndicated commercial loan, (b) has a tranche size of at least $ 150,000,000 (or, for any Second Lien Loan denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate), (c) has an Obligor with a most recently reported EBITDA of at least $50,000,000 (or, for any Second Lien Loan denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate) and (d) is (A) rated by S&P and/or Moody’s (or the relevant Obligor is rated by S&P and/or Moody’s) and no such rating is lower than “B3” by Moody’s or “B-” by S&P and (B) is actively quoted by either (x) at least three (3) Approved Broker Dealers or (y) two (2) Approved Broker Dealers if it is only actively quoted by only two (2) Approved Broker Dealers and both such quotes are for position sizes at least equal to the amount owned by the Borrower.

“BSL Percentage” means the quotient of (a) the aggregate Collateral Obligation Amount of Eligible Collateral Obligations that are Broadly Syndicated First Lien Loans and Broadly Syndicated Second Lien Loans divided by (b) the Aggregate Eligible Collateral Obligation Amount.

“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or the city in which the Administrative Agent, or the Corporate Trust Office of the Collateral Agent or Collateral Custodian are located are authorized or obligated by law, executive order or government decree to remain closed; provided that, when used in connection with the Applicable Interest Rate, the term “Business Day” shall also exclude any day on which dealings in deposits in the related Eligible Currency are not carried out in the relevant Eligible Jurisdiction. All references to any “day” or any particular day of any “calendar month” shall mean a calendar day unless otherwise specified.

“CAD” means the lawful money of Canada.

“CAD Advance” means each Advance made in CAD.

establishing the European Community, as amended from time to time; provided, that if any member state or states ceases to have such single currency as its lawful currency (such member state(s) being the “Exiting State(s)”), such term shall mean the single currency adopted and retained as the lawful currency of the remaining member states and shall not include any successor currency introduced by the Exiting State(s).

“Euro Advance” means each Advance made in Euros.

“Euro Lender “ means the Persons executing this Agreement (or an assignment hereof or a Joinder Agreement in accordance with Article XV) in the capacity of a “Euro Lender”.

“Event of Default” means any of the events described in Section 13.1.

“Excess Concentration Amount” means, as of the most recent Measurement Date (and after giving effect to all Eligible Collateral Obligations to be purchased or sold by the Borrower on such date), the sum, without duplication, of the following amounts:

(a) the excess, if any and without duplication, of the sum of the Principal Balances of all Collateral Obligations that are (x) FILO Loans or Second Lien Loans or (y) Bonds that are not Senior Secured Bonds over 15% of the Excess Concentration Measure; provided, that no more than ~~5~~10% of the Excess Concentration Measure can consist of Second Lien Loans (excluding, for purposes of this proviso only, any Collateral Obligations (or portions thereof) deemed to be Second Lien Loans by the Facility Agent on the related Approval Notice) or Unsecured Bonds;

(b) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are obligations of any single Obligor (other than an Obligor described in the following proviso) over 5% of the Excess Concentration Measure; provided, that (x) with respect to any Obligor that has Principal Balances of Collateral Obligations in excess of all other single Obligors, the sum of the Principal Balances of all Collateral Obligations that are obligations of such Obligor may be up to 10% of the Excess Concentration Measure, (y) with respect to any three Obligors that represent Principal Balances of all Collateral Obligations in excess of all other single Obligors (other than the Obligor described in clause (x)), the sum of the Principal Balances of all Collateral Obligations that are obligations of each of such Obligors may be up to 7.5% of the Excess Concentration Measure and (z) with respect to any two Obligors that represent Principal Balances of all Collateral Obligations in excess of all other single Obligors (other than the Obligors described in clauses (x) and (y)), the sum of the Principal Balances of all Collateral Obligations that are obligations of each of such Obligors may be up to 6.0% of the Excess Concentration Measure;

(c) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations in any single Moody’s Industry Classification (other than (x) a Moody’s Industry Classification described in the following proviso and (y) the “Corp-Energy: Oil & Gas”, “Corp-Metals & Mining” and “Corp-Utilities: Oil & Gas” Moody’s Industry Classifications, which may not have Collateral Obligations with Principal Balances in excess of 10% of the Excess Concentration Measure in the aggregate) over 10% of the Excess Concentration Measure; provided, that (i) the sum of the Principal Balances of all Collateral Obligations with an Obligor in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 20% of the Excess Concentration Measure (or, (x) if such Obligor is in “Corp-Healthcare & Pharmaceuticals” Moody’s Industry Classification, up to 25% of the Excess Concentration Measure; provided that, in such case, no more than 15% of the Excess Concentration Measure may be in any of the “Hospitals and Facilities” and “Generic and Specialty Pharmaceutical Manufacturers” sub-groups and (y) if such Obligor is in “Banking, Finance, Insurance & Real Estate” Moody’s Industry Classification, up to 25% of the Excess Concentration Measure; provided that, in such case, no more than 15% of the Excess Concentration Measure may be non-real estate assets and no more than 20% of the Excess Concentration Measure may be real estate assets), (ii) the sum of the Principal Balances of all Collateral Obligations with an Obligor (other than the Obligor specified in clause (i)) in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 17.5% of the Excess Concentration Measure, (iii) the sum of the Principal Balances of all Collateral Obligations with an Obligor (other than the Obligor specified in clauses (i) and (ii)) in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 15% of the Excess Concentration Measure, and (iv) the sum of the Principal Balances of all Collateral Obligations with an Obligor (other than the Obligor specified in clauses (i), (ii) and (iii)) in any Moody’s Industry Classification in excess of all other Moody’s Industry Classifications may be up to 12.5% of the Excess Concentration Measure;

(d) the excess, if any, of the sum of the Principal Balances of all Fixed Rate Collateral Obligations that are not subject to a qualifying Hedging Agreement pursuant to Section 10.6 over 10% of the Excess Concentration Measure;

(e) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that (i) are Deferrable Collateral Obligations and (ii) provide for current cash pay interest of less than the Applicable Interest Rate plus 5% (or 5% for Fixed Rate Collateral Obligations) over ~~10~~15% of the Excess Concentration Measure; provided, that no more than ~~5~~10% of the Excess Concentration measure can consist of Deferrable Collateral Obligations that provide for current cash pay interest of less than the Applicable Interest Rate plus 2% (or 2% for Fixed Rate Collateral Obligations);

(f) the excess, if any, of the sum of (i) the Principal Balances of all Collateral Obligations that are Revolving Loans plus (ii) the Aggregate Unfunded Amount of all other Variable Funding Assets over 10% of the Excess Concentration Measure;

(g) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are DIP Loans over 10% of the Excess Concentration Measure;

(h) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Participation Interests (excluding Assigned Participation Interests for up to fifteen (15) Business Days immediately following the Effective Date) over 5% of the Excess Concentration Measure;

(i) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are not Asset Based Obligations, Multiple of Recurring Revenue Loans or single-purpose real estate based loan, with respect to which EBITDA for the prior twelve calendar months of the related Obligor is less than $10,000,000 (or, for any Collateral Obligation denominated in an Eligible Currency other than Dollars, the equivalent thereof as determined by the Servicer using the Applicable Conversion Rate) over 10% of the Excess Concentration Measure;

(j) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations (other than Multiple of Recurring Revenue Loans) with respect to which the Leverage Multiple is greater than or equal to 6.00x over ~~20~~25% of the Excess Concentration Measure;

(k) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are denominated in Eligible Currencies other than Dollars or CAD over 10% of the Excess Concentration Measure;

(l) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are denominated in CAD over 10% of the Excess Concentration Measure;

(m) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have principal Obligors Domiciled Eligible Jurisdictions other than the United States over 25% of the Excess Concentration Measure;

(n) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that have a term to stated maturity in excess of seven years over 10% of the Excess Concentration Measure;

(o) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are single-purpose real estate based loans over ~~20.0~~20% of the Excess Concentration Measure;

(r) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are Multiple of Recurring Revenue Loans over 15% of the Excess Concentration Measure;

(s) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are ~~in the Permitted Gaming Industry~~Broadly Syndicated First Lien Loans and Broadly Syndicated Second Lien Loans over ~~7.5~~15 % of the Excess Concentration Measure; and

(s) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in the Permitted Gaming Industry over 7.5% of the Excess Concentration Measure; and

(t) the excess, if any, of the sum of the Principal Balances of all Collateral Obligations that are in the defense industry (other than a Prohibited Defense Asset) over 7.5% of the Excess Concentration Measure.

“Excess Concentration Measure” means (i) prior to the end of the Ramp-up Period, the Target Portfolio Amount and (ii) thereafter, the sum of (i) the Principal Balances for all Eligible

“Highest Eligible Collateral Obligation Amount” means, for any calendar year, the highest Aggregate Eligible Collateral Obligation Amount on any day of such calendar year (excluding (x) any Warranty Collateral Obligation repurchased or substituted pursuant to Section 6.1 of the Sale Agreement and (y) any Collateral Obligation that is the subject of any Optional Sale to the Servicer, the Equityholder or any Affiliate of the Borrower, the Servicer, the Equityholder or any other member of the Silver Point Group made to cure one or more Collateral Quality Tests).

“Increase Notice” has the meaning set forth in Section 2.8(b).

“Increased Costs” means, collectively, any increased cost, loss or liability owing to the Facility Agent and/or any other Affected Person under Article V.

“Increased Facility Amount” has the meaning set forth in Section 2.8(b).

“Incremental Facility” has the meaning set forth in Section 7.5(o).

“Indebtedness” means, with respect to any Person, as of any day, without duplication: (i) all obligations of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) all obligations of such Person as lessee under capital leases; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt of others guaranteed by such Person and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss (in each case excluding any unfunded commitments of the Borrower with respect to any Variable Funding Asset).

“Indemnified Amounts” has the meaning set forth in Section 16.1.

“Indemnified Party” has the meaning set forth in Section 16.1.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Transaction Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Independent Accountants” means a firm of nationally recognized independent certified public accountants.

“Independent Director” means with respect to any Person, that such Person is an individual who has prior experience as an independent director, independent manager, independent limited partner or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, Puglisi & Associates, National Registered Agents, Inc., Wilmington Trust Company or Lord Securities

“Leverage Multiple” means, with respect to any Collateral Obligation for the most recent relevant period of time for which the Borrower has received the financial statements of the relevant Obligor, the ratio of (i) Indebtedness of the relevant Obligor and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) (other than Indebtedness that is junior in terms of payment or lien subordination (including unsecured Indebtedness) to Indebtedness of such Obligor and its subsidiaries held by the Borrower) less unrestricted cash of the relevant Obligor and its subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) to (ii)(x) if such Collateral Obligation is a Multiple of Recurring Revenue Loan, Revenue of such Obligor or (y) otherwise, EBITDA of such Obligor.

“Lien” means any security interest, lien, charge, pledge, preference, equity or encumbrance of any kind, including Tax liens, mechanics’ liens and any liens that attach by operation of law.

“Loan” means any commercial loan.

“Loan Register” has the meaning set forth in Section 15.5(a).

“Loan Registrar” has the meaning set forth in Section 15.5(a).

“Make-Whole Fee” has the meaning set forth in the Fee Letter.

“Margin Stock” means “Margin Stock” as defined under Regulation U issued by the FRS Board.

“Market Value” means, with respect to any Broadly Syndicated First Lien Loan, the lowest of (a) 100%, (b) the Purchase Price of such Broadly Syndicated First Lien Loan (expressed as percentage of par) and (c) the amount (expressed as a percentage of par) determined by the Servicer equal to (i) the bid-side quote determined with respect to such Loan by IHS Markit Ltd., LoanX Mark- It-Partners, Thomson Reuters LPC, Loan Pricing Corporation or any other nationally recognized pricing service that is available and is selected by the Servicer or (ii) if the quote described in clause (i) is not available, (A) if three (3) or more bid-side quotes are available from broker dealers that are independent of one another and of the Borrower and the Servicer and active in the trading of such assets, the average of such quotes will be used or (B) if only two (2) such quotes are available, the lower of such two quotes will be used; provided that if two (2) such quotes are not available, such asset shall no longer be treated as a Broadly Syndicated First Lien Loan.

“Master Participation Agreement” means the Master Participation and Assignment Agreement dated as of the Effective Date between the Borrower and the Equityholder, as participation seller.

“Material Action” means an action to institute proceedings to have the Borrower be adjudicated bankrupt or insolvent, to file any insolvency case or proceeding, to institute proceedings under any applicable insolvency law, to seek relief under any law relating to relief from debts or the protection of debtors, or consent to the institution of bankruptcy or insolvency the aggregate and as determined in the Facility Agent’s sole discretion, materially and adversely affects the value of such Collateral Obligation;

(f) results in any less financial information in respect of reporting frequency, scope or otherwise being provided with respect to the related Obligor or reduces the frequency or total number of any appraisals required thereunder that, in each case, has a material and adverse effect on the ability of the Servicer or the Facility Agent to make any determinations or calculations required or permitted hereunder;

(g) amends, waives, forbears, supplements or otherwise modifies in any way the definition of “permitted lien” or “indebtedness” (or any similar term) in a manner that the Facility Agent determines in its reasonable discretion is materially adverse to any Lender (other than unsecured debt incurred pursuant to the Paycheck Protection Program or other government support program related to the COVID-19 pandemic that is eligible under such program to be forgiven);

(h) results in any change in the currency or composition of any payment of interest or principal to any currency other than that in which such Collateral Obligation was originally denominated;

(i) with respect to an Asset Based Obligation, results in a material change (as determined by the Facility Agent in its reasonable discretion) to or grants relief from the borrowing base or any related definition;

(j) with respect to a Multiple of Recurring Revenue Loan, results in a change to the methodology for the calculation of Revenue for the purpose of any financial covenant set forth in the relevant Underlying Instrument; or

(k) results in a change to the calculation of EBITDA for the related Obligor.

“Maximum Availability” means, as of any date of determination, the difference of (i) the Facility Amount minus (ii) the balance of all unfunded Advances approved but not yet funded minus (iii) the Aggregate Unfunded Amount plus (iv) the equivalent in Dollars of the amount on deposit in the Unfunded Exposure Account (as determined by the Servicer using the Applicable Conversion Rate).

“Maximum Portfolio Advance Rate” means (a) if the Diversity Score is less than 5, 0%, (b) if the Diversity Score is at least 5 but less than 6, 35%, (c) if the Diversity Score is at least 6 but less than 10, 45%, (d) if the Diversity Score is at least 10 but less than 12, 50%, (e) if the Diversity Score is at least 12 but less than 15, 57.5% and (f) if the Diversity Score is at least 15, ~~60~~65%; provided that, if the Diversity Score is less than 6 after the two-month anniversary of the Effective Date, the Maximum Portfolio Advance Rate shall be 0%.

“Maximum Weighted Average Life Test” means a test that will be satisfied on any date of determination if the Weighted Average Life of all Eligible Collateral Obligations included in the Collateral is less than or equal to 5 years.

“Measurement Date” means each of the following, as applicable: (i) the Effective Date; (ii) each Determination Date; (iii) each Funding Date; (iv) the date of any repayment or prepayment pursuant to Section 2.4; (v) the date that the Servicer has actual knowledge of the occurrence of any Revaluation Event with respect to any Collateral Obligation; (vi) the date of any optional repurchase or substitution pursuant to Section 7.11; (vii) any date on which the Facility Agent requests an updated Borrowing Base (not to exceed more than once per week) within one week after the Facility Agent has notified the Borrower of any amendment to the Discount Factor of any Collateral Obligation; (viii) the last date of the Revolving Period; (ix) the date of any Optional Sale; and (x) the date of the CLO Takeout.

“Minimum Diversification Condition” means a test that will be satisfied on any date of determination if (i) the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) 5, during the first two (2) months after the Effective Date or (y) thereafter, 6 and (ii) the Minimum Equity Test is satisfied.

“Minimum Diversification Cure Period” means the period beginning on but excluding the date of the failure to satisfy the Minimum Diversification Condition and ending on and including three (3) consecutive Business Days after the date of such failure.

“Minimum Diversity Test” means a test that will be satisfied on any date of determination if the Diversity Score of all Eligible Collateral Obligations included in the Collateral is equal to or greater than (x) 5, during the first two (2) months after the Effective Date and (y) 10, thereafter.

“Minimum Equity Test” means a test that will be satisfied on any date of determination if the Effective Equity is at least equal to the greater of:

(a) $25,000,000; and

(b) the sum of the Collateral Obligation Amounts of the five largest Eligible Obligors with Collateral Obligations constituting the highest aggregate Collateral Obligation Amounts; provided that, for purposes of calculating clause (b) hereof, the Collateral Obligation Amount with respect to any Obligor shall be the sum of all Collateral Obligation Amounts with respect to which such Person is an Obligor.

“Minimum Weighted Average Coupon Test” means a test that will be satisfied on any date of determination (unless otherwise determined by the Facility Agent in its sole discretion) if the Weighted Average Coupon on such date is equal to or greater than 4.00%.

“Minimum Weighted Average Spread Test” means a test that will be satisfied on any date of determination if the Weighted Average Spread on such date is equal to or greater than ~~5.85~~(a) on and after the Twentieth Amendment Effective Date and prior to the nine-month anniversary of the Twentieth Amendment Effective Date, the sum of (i) the product of (x) the BSL Percentage multiplied by (y) 4% plus (ii) the product of (x) the Non-BSL Percentage multiplied by (y) 5% or (b) thereafter, 5.00%.

“Monthly Report” means a monthly report in the form of Exhibit D prepared as of the close of business on each Reporting Date.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s Industry Classification” means the industry classifications set forth in Schedule 2, as such industry classifications shall be updated at the option of the Facility Agent in its sole discretion if Moody’s publishes revised industry classifications.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) or Section 4001(a)(3) of ERISA, as applicable, in respect of which the Borrower or any ERISA Affiliate has or would reasonably be expected to have any obligation or liability, contingent or otherwise.

“Multiple of Recurring Revenue Loan” means any Loan that is structured based on a multiple of the related Obligor’s Revenue.

“Ninth Amendment Effective Date” means August 5, 2019.

“Non-Approval Event” means, as of any date of determination, an event that (x) will be deemed to have occurred if the ratio (measured on a rolling six-month basis) of (i) the number of Asset Approval Requests resulting in Non-Approved Loans over (ii) the total number of Asset Approval Requests (including any Asset Approval Request delivered with respect to a Collateral Obligation on the Pre-Approved List) is greater than 50% and (y) will be continuing until the conditions set forth in clause (x) of this definition are no longer true; provided that, until fifteen (15) Eligible Collateral Obligations (including any Asset Approval Request delivered with respect to a Collateral Obligation on the Pre-Approved List) have been submitted to the Facility Agent by the Borrower, the ratio of clause (x)(i) over clause (x)(ii) shall be deemed to be zero.

“Non-Approved Loan” means each obligation that is otherwise fully eligible for inclusion in the Borrowing Base for which an Asset Approval Request is submitted by the Servicer to the Facility Agent, and such Asset Approval Request is not approved by the Facility Agent; provided that an obligation shall only constitute a Non-Approved Loan if the Servicer or an Affiliate thereof has entered into the related Underlying Instruments with the related obligor on terms substantially similar to those disclosed in the related Asset Approval Request.

“Non-BSL Percentage” means the quotient of (a) the aggregate Collateral Obligation Amount of all Eligible Collateral Obligations other than Broadly Syndicated First Lien Loans and Broadly Syndicated Second Lien Loans divided by (b) the Aggregate Eligible Collateral Obligation Amount.

“Non-Sustainable Obligor” means any Obligor (a) currently engaged (i) in activities within or in close proximity to World Heritage Sites that might impact the outstanding universal values of the site as defined by UNESCO, (ii) in activities located in or involving the clearing of primary tropical moist forests, illegal logging or uncontrolled and/or illegal use of fire (iii) as an upstream producer and / or processor of palm oil and palm fruit products that is not a member or certified in accordance with the Roundtable on Sustainable Palm Oil (“RSPO”) or time-bound

“Prohibited Defense Asset” means a Collateral Obligation in respect of which the related Obligor’s primary direct business is the production or distribution of antipersonnel landmines, cluster munitions, biological and chemical, radiological and nuclear weapons or their Critical Components.

“Prohibited Industry” means with respect to any Obligor, its primary business is (a) within an industry referred to in the definition of Prohibited Defense Asset; (b) the manufacture of fully completed and operational assault weapons or firearms; (c) in pornography or adult entertainment; (d) in the gaming industry (other than (i) a Permitted Gaming Industry or (ii) hospitality and/or resorts development or the management thereof); (e) in the marijuana industry; (f) in the opioid industry or (g) to finance any other industry which is illegal under Applicable Law at the time of acquisition of such Loan; provided that the proceeds of any Loan will not be used to finance activities within clauses (a) through (g) above.

“Pro Rata Percentage” means, with respect to any Lender on any date, such Lender’s Commitment as of such date divided by the aggregate Commitments as of such date.

“Purchase Price “ means, with respect to any Collateral Obligation, the greater of (a) zero and (b) the actual price in Dollars paid by the Borrower for such Collateral Obligation minus all collections attributable to principal on such Collateral Obligation.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 17.20.

“Qualified Substitute Arrangement” has the meaning set forth in Section 10.6(c).

“Ramp-up ~~Period” means the period from and including the Ninth Amendment Effective Date to the six-month anniversary of the Ninth Amendment Effective Date; provided that such period may be extended with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion) upon an increase in the Facility Amount pursuant to Section 2.8~~End Date” means, with respect to any Ramp-Up Period, the date occurring after the most recent Ramp-Up Start Date that is the earliest of (i) the eight- month anniversary of such Ramp-Up Start Date, (ii) the first date on which the aggregate of all Principal Balances for all Eligible Collateral Obligations plus all Principal Collections on deposit in the Principal Collection Account equals or exceeds the Target Portfolio Amount and (iii) the date of any increase in aggregate Commitments by not less than $50,000,000.

“Ramp-up Period” means each period from and including a Ramp-Up Start Date to but excluding the next succeeding Ramp-Up End Date; provided that no Ramp-Up Period will extend beyond the last day of the Revolving Period.

“Ramp-Up Start Date” means each of (a) the Twentieth Amendment Effective Date and (b) each date occurring after the Twentieth Amendment Effective Date on which there occurs any increase in aggregate Commitments by not less than $50,000,000.

“Rating Agencies” means Standard & Poor’s and Moody’s.

“Recipient” means (a) the Administrative Agent, (b) the Facility Agent, (c) the Collateral Agent, (d) any Lender and (e) any other recipient of a payment hereunder.

“Records” means the Collateral Obligation File for any Collateral Obligation and all other documents, books, records and other information prepared and maintained by or on behalf of the Borrower with respect to any Collateral Obligation and the Obligors thereunder, including all documents, books, records and other information prepared and maintained by the Borrower or the Servicer with respect to such Collateral Obligation or Obligors.

“Regulatory Authority” has the meaning set forth in Section 17.14(c).

“Reinvestment” has the meaning set forth in Section 8.3(b).

“Reinvestment Date” has the meaning set forth in Section 8.3(b).

“Reinvestment Request” has the meaning set forth in Section 8.3(b).

“Related Property” means, with respect to a Collateral Obligation, any property or other assets designated and pledged or mortgaged as collateral to secure repayment of such Collateral Obligation, including, without limitation, any pledge of the stock, membership or other ownership interests in the related Obligor or its subsidiaries, all Warrant Assets with respect to such Collateral Obligation and all proceeds from any sale or other disposition of such property or other assets.

“Related Security” means, with respect to each Collateral Obligation:

(a) all Warrant Assets and any Related Property securing a Collateral Obligation, all payments paid to the Borrower in respect thereof and all monies due, to become due and paid to the Borrower in respect thereof accruing after the applicable Advance Date and all liquidation proceeds thereof;

(b) all guaranties, indemnities and warranties, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness;

(c) all Collections with respect to such Collateral Obligation and any of the foregoing;

(d) any guarantees or similar credit enhancement for an Obligor’s obligations under any Collateral Obligation, all UCC financing statements or other filings relating thereto, including all rights and remedies, if any, against any Related Security, including all amounts due

(l) with respect to any single-purpose real estate based loan, as set forth by the Facility Agent in its sole discretion on the related Approval Notice; ~~or~~

(m) with respect to any Multiple of Recurring Revenue Loan, (i) the Leverage Multiple with respect to such Collateral Obligation increases either (x) by 20% of the Original Leverage Multiple with respect to such Collateral Obligation or (y) above 3.00x, (ii) the related Obligor’s last quarter annualized Revenue is less than $20,000,000 calculated using the most recent financial information of such Obligor received by the Borrower (or otherwise available to the Borrower with respect to such Obligor) or (iii) the related Obligor breaches any financial covenant in the related Underlying Documents; or

(n) with respect to any Broadly Syndicated First Lien Loan and measured on a weekly basis, (1) the Market Value of such Collateral Obligation declines by more than 10% compared to the Purchase Price (expressed as percentage of par) of such Collateral Obligation as of the applicable Cut-Off Date; or (2) such Collateral Obligation no longer satisfies any of the criteria set forth in the definition of “Broadly Syndicated First Lien Loan”;

provided that the Facility Agent may, with the reasonable consent of the Borrower, include custom revaluation events other than those included in the definition of “Revaluation Event” as a condition of its approval of any Collateral Obligation, as noted in the related Approval Notice.

“Revenue” means, with respect to any Multiple of Recurring Revenue Loan, the definition of annualized recurring revenue used in the Underlying Instruments for each such Collateral Obligation, or any comparable definition for “Revenue,” “Recurring Revenue” or “Adjusted Revenue” in the Underlying Instruments for each such Collateral Obligation or if such comparable definition is not defined in such Underlying Instruments, the recurring revenue, as calculated by the Servicer in accordance with the Servicing Standard using information from and calculations consistent with the relevant compliance statements and financial reporting packages provided by the relevant Obligor (and any of its parents or Subsidiaries that are obligated with respect to such Collateral Obligation pursuant to its Underlying Instruments (determined on a consolidated basis without duplication under GAAP)) as per the requirements of the related Underlying Instruments, and as approved by the Facility Agent in its sole discretion.

“Revolving Loan” means a Collateral Obligation that specifies a maximum aggregate amount that can be borrowed by the related Obligor and permits such Obligor to re-borrow any amount previously borrowed and subsequently repaid during the term of such Collateral Obligation.

“Revolving Period” means the period of time starting on the Effective Date and ending on the earliest to occur of (i) April 17, ~~2025~~2028, or, if such date is extended pursuant to Section 2.6, the date mutually agreed upon by the Borrower and the Facility Agent, (ii) the date on which the Facility Amount is terminated in full pursuant to Section 2.5, or (iii) the occurrence of an Event of Default; provided that, following the occurrence of an Event of Default, the Revolving Period can be reinstated (on the same terms and conditions (including, without limitation, clause Period, which shall be equal to one-twelfth of the product of (i) the Servicing Fee Percentage multiplied by (ii) the average of the values of the Aggregate Eligible Collateral Obligation Amount on the first day and the last day of the related Collection Period.

“Servicing Fee Percentage” means (a) if the Servicer is Specialty Credit Services, LLC, or any Affiliate of the Silver Point Group, 0%, or (b) otherwise, a percentage agreed between the Facility Agent and the successor Servicer.

“Servicing Standard” means, with respect to any Collateral Obligations, to service and administer such Collateral Obligations on behalf of the Borrower for the benefit of the Secured Parties in accordance with the Underlying Instruments and all customary and usual servicing practices which are consistent with: (i) the provisions of the Investment Advisers Act of 1940, as amended, applicable to the Servicer, (ii) the same care, skill, prudence and diligence with which the Servicer services and administers loans for its own account or for the account of others and (iii) solely with respect to Collateral Obligations which satisfy clauses (a) through (d) of the definition of “Broadly Syndicated First Lien Loan” (whether or not they are First Lien Loans) or clauses (a) through (d) of the definition of “Broadly Syndicated Second Lien Loan” (whether or not they are Second Lien Loans) and to the extent not inconsistent with the foregoing clause (i), the customary and usual servicing practices that a prudent loan investor or lender would use in servicing loans like the Collateral Obligations for its own account.

“Silver Point Facility Agent” means, with respect to any Underlying Instrument with respect to which the Servicer, the Equityholder, the Investment Manager or any of their respective Affiliates is the agent for the receipt and disbursement of payments and/or advances, such Person acting in such agency capacity.

“Silver Point Group” means any of the Silver Point Partners (together with any trusts or estate planning vehicles established for the benefit of such partner’s family members), employees, and Affiliates (that are a part of the Silver Point platform), in each case, of Silver Point Capital, L.P.

“Silver Point Partners” means any of the then incumbent (as of the Effective Date) partners of Silver Point Capital, L.P. (in each case, to the extent such partners provide professional services to Silver Point Capital, L.P.) or any entity which is at least 50% controlled by any of such partners.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if the sum of Daily Simple SONIA and the SONIA Adjustment is less than 0%, SONIA shall be deemed to be 0% for purposes of this Agreement.

“Substituted Collateral Obligation” means, with respect to any Collection Period, any Warranty Collateral Obligation with respect to which the Equityholder has substituted in a replacement Eligible Collateral Obligation pursuant to Section 7.11 and the Sale Agreement.

“Supported QFC” has the meaning set forth in Section 17.20.

“Tangible Net Worth” means, with respect to any Person, the consolidated assets minus the consolidated liabilities of such Person and its consolidated Subsidiaries calculated in accordance with GAAP after subtracting therefrom the aggregate amount of the intangible assets of such Person and its consolidated Subsidiaries, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks.

“Target Portfolio Amount” means $~~862,500,000~~153,000,000 , as such amount shall be increased or decreased pro rata (or as otherwise agreed to by the Facility Agent in its sole discretion) in connection with any increase or decrease, as applicable, in the Facility Amount.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Official Body, including any interest, additions to tax or penalties applicable thereto.

“Term CORRA” means, for any calculation with respect to an Advance in CAD (other than an Advance bearing interest at the Alternate Base Rate), the greater of (i) 0.25% and (ii) the Term CORRA Reference Rate for a tenor of three (3) months on the day (such day, the “Term CORRA Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term CORRA Administrator.

“Term CORRA Adjustment” means 0.32138% (32.138 basis points).

“Term CORRA Administrator” means Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Determination Day” has the meaning set forth in the definition of “Term CORRA” in this Section 1.1.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA as published by the Term CORRA Administrator.

“Term SOFR” means, for any calculation with respect to an Advance in Dollars (other than an Advance bearing interest at the Alternate Base Rate), the greater of (i) 0.51% and (ii) the Term SOFR Reference Rate for a tenor of three (3) months on the day (such day, the “Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the relevant Accrual Period, as such rate is published by the Term SOFR Administrator.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Facility Agent in its reasonable discretion).

“Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR” in this Section 1.1.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR as published by the Term SOFR Administrator.

“Transaction Documents” means this Agreement, the Notes, the Sale Agreement, the Collateral Agent and Collateral Custodian Fee Letter, the Administrative Agent Fee Letter, each Fee Letter, the Account Control Agreement, the Master Participation Agreement, any Joinder Agreement and the other documents to be executed and delivered in connection with this Agreement, specifically excluding from the foregoing, however, Underlying Instruments delivered in connection with this Agreement.

“Twelfth Amendment Effective Date” means October 16, 2020.

“Twentieth Amendment Effective Date” means April 16, 2025.

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underlying Instrument” means the loan agreement, credit agreement or other customary agreement pursuant to which a Collateral Obligation has been created or issued and each other agreement that governs the terms of or secures the obligations represented by such Collateral Obligation or of which the holders of such Collateral Obligation are the beneficiaries.

“Undrawn Fee” means a fee payable pursuant to Section 3.2 for each day of the related Collection Period equal to the product of (x) the difference between the aggregate Commitments on such day minus the aggregate principal amount of outstanding Advances on such day, multiplied by (y) the Undrawn Fee Rate multiplied by (z) 1/360.

“Undrawn Fee Rate” has the meaning set forth in the Fee Letter.

(a) In connection with the purchase of each Collateral Obligation and prior to such Collateral Obligation being purchased by the Borrower and included in the Collateral, the Facility Agent will assign (in its sole discretion) a Discount Factor for such Collateral Obligation, which Discount Factor shall remain effective for such Collateral Obligation except as provided in clause (b) below.

(b) If a Revaluation Event (other than a Specified Revaluation Event) occurs with respect to any Collateral Obligation, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion; provided that in the event of a Revaluation Event pursuant to clause (k) of the definition thereof, then (x) if such Collateral Obligation was sold at a price (as a percentage of par) greater than 60%, the Discount Factor of such Collateral Obligation, if decreased by the Facility Agent, may only be decreased such that the Discount Factor is no less than the price (as a percentage of par) at which the relevant portion of such Collateral Obligation was sold and (y) if such Collateral Obligation was sold or disposed of at a price (as a percentage of par) less than or equal 60%, the Discount Factor of such Collateral Obligation may be amended by the Facility Agent in its sole discretion. If a Specified Revaluation Event occurs with respect to any Collateral Obligation, then (i) the Discount Factor of such Collateral Obligation may be amended by the Facility Agent, in its sole discretion and (ii) ninety (90) days after the occurrence of such Revaluation Event, the Discount Factor of such Collateral Obligation will automatically be reduced to zero unless such Collateral Obligation has been modified and such modification has been approved by the Facility Agent in its sole discretion. The Facility Agent will provide written notice of the revised Discount Factor to the Borrower, the Servicer and the Collateral Agent. To the extent the Servicer has actual knowledge or has received notice of any Revaluation Event with respect to any Collateral Obligation, the Servicer shall give prompt notice thereof to the Facility Agent (with a copy to the Collateral Agent) (but, in any event, not later than three (3) Business Days after it receives notice or gains actual knowledge thereof).

Section 2.8 Increase in Facility Amount.

(a) The Borrower may, with the prior written consent of the Facility Agent (which consent may be conditioned on one or more conditions precedent in its sole discretion), (i) increase the Commitment of the existing Lenders (pro rata) with the consent of each such Lender, (ii) add additional Lenders and/or (iii) increase the Commitment of any Lender with the consent of each such Lender, in each case which shall increase the Facility Amount by the amount of the Commitment of each such existing or additional Lender; provided, that after giving effect to the increase described above in clause (i), (ii) and (iii), in no event shall the aggregate Commitment exceed $500,000,000. If any Commitment is increased pursuant to this Section 2.08, the Facility Agent shall promptly provide notice of such increase to the Administrative Agent (who shall forward a copy of such notice to each Lender and the Collateral Agent).

(b)	The Borrower:

(i) may, at any time after the Twentieth Amendment Effective Date and no later than the date that is two (2) Business Days prior to the three-month anniversary of the Twentieth Amendment Effective Date (the “Increase Date”), deliver a written notice (the “Increase Notice”) to the Facility Agent and the Collateral Agent (A) certifying that (I) no Event of Default or Unmatured Event of Default has occurred and is continuing and (II) the representations and warranties of the Borrower and the Servicer contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of such day and (B) requesting an increase in the Commitment of each existing Lender in an amount up to the amount set forth under “Maximum Optional Increase in the Facility Amount” in Annex B hereto for such Lender (the amount so requested being the “Optional Increased Facility Amount”); and

(ii) shall, at any time after the Twentieth Amendment Effective Date and no later than the date that is two (2) Business Days prior to Increase Date, deliver an Increase Notice to the Facility Agent and the Collateral Agent (A) certifying that (I) no Event of Default or Unmatured Event of Default has occurred and is continuing and (II) the representations and warranties of the Borrower and the Servicer contained in this Agreement and the other Transaction Documents are true and correct in all material respects on and as of such day and (B) requesting an increase in the Commitment of each existing Lender in an amount equal to the amount set forth under “Maximum Mandatory Increase in the Facility Amount” in Annex B hereto for such Lender (the amount so requested being the “Mandatory Increased Facility Amount” and, together with the Optional Increased Facility Amount, each an “Increased Facility Amount”).

Subject to the last paragraph of this Section 2.8(b), each Lender hereby agrees to increase its respective Commitment as set forth in clause (ii) above; provided that any increase in such Lender’s Commitment in excess thereof shall require the consent of the Facility Agent and such Lender.

All increases under both clause (i) and clause (ii) above shall not cause the Commitment of any Lender to exceed its respective Maximum Commitment as provided for in Annex B.

Upon (I) with respect to a Mandatory Increased Facility Amount, the payment in full of all Fees due under any Fee Letter occurring on such date in connection with such Mandatory Increased Facility Amount, or (II) with respect to an Optional Increased Facility Amount, approval of such increase by the relevant Lender and the payment in full of all Fees due under any Fee Letter occurring on such date in connection with such Optional Increased Facility Amount, as applicable, the Facility Amount shall be increased by the relevant Increased Facility Amount on the next Business Day immediately following the receipt of the applicable Increase Notice by the Facility Agent and the Collateral Agent. The time period to deliver the Increase Notice may be extended to a date mutually agreed upon by all Lenders whose Commitment may be subject to any such increase, the Borrower and the Facility Agent.

(D) no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

(E) the quotient of (1) the Aggregate Eligible Collateral Obligation Amount of all Collateral Obligations sold by the Borrower during the then-current calendar year divided by (2) the Highest Eligible Collateral Obligation Amount for such calendar year does not exceed (a) if such Optional Sale occurs in 2020, the sum of (x) 40% and (y) if any, the lesser of (i) 20% and (ii) the quotient of (I) the Aggregate Eligible Collateral Obligation Amount of all Collateral Obligations sold under a one-time Optional Sale of the Collateral Obligations to another Subsidiary of the Equityholder that is or will become party to the Incremental Facility divided by (II) the Highest Eligible Collateral Obligation Amount for such calendar year or (b) otherwise, 40%; provided that (A) on the Twelfth Amendment Effective Date, this sub-clause (E) shall be deemed to be reset to zero and be calculated from the Twelfth Amendment Effective Date until December 31, 2020 and (B) on January 1, 2021, this sub-clause (E) shall be deemed to be reset to zero and be calculated for each succeeding calendar year; provided, further, that notwithstanding anything in the foregoing, this sub-clause (E) shall not apply to an Optional Sale of any Broadly Syndicated First Lien Loan made on and after the Twentieth Amendment Effective Date and prior to the nine-month anniversary of the Twentieth Amendment Effective Date; provided, further, that notwithstanding anything in the foregoing, this sub-clause (E) shall not apply to an Optional Sale made under and in accordance with Section 7.10(a)(v);

(ii) at least one (1) Business Day prior to the date of any Optional Sale, the Servicer, on behalf of the Borrower, shall give the Facility Agent, the Collateral Custodian and the Collateral Agent written notice of such Optional Sale, which notice shall identify the related Collateral subject to such Optional Sale and the expected proceeds from such Optional Sale and include (x) an Officer’s Certificate computed as of the date of such request and after giving effect to such Optional Sale, demonstrating that the Borrowing Base is greater than or equal to the Advances Outstanding and (y) a certificate of the Servicer substantially in the form of Exhibit F-3 requesting the release of the related Collateral Obligation File in connection with such Optional Sale;

(iii) such Optional Sale shall be made by the Servicer, on behalf of the Borrower (A) in accordance with the Servicing Standard, (B) reflecting arm’s length market terms and (C) in a transaction in which the Borrower makes no representations, warranties or covenants and provides no indemnification for the benefit of any other party (other than those which are customarily made or provided in connection with the sale of assets of such type);

(iv) (1) if, after the end of the Revolving Period, such Optional Sale is of an asset deemed ineligible under clause (y) of the definition of Eligible Collateral Obligation, the Facility Agent has given its prior written consent or (2) if such Optional Sale is to an Affiliate of the Borrower, the Equityholder or the Servicer, either (A) the Facility Agent has given its prior written consent or (B) such Optional Sale is completed at a price at least equal to Facility Agent and any related Lender. For the avoidance of doubt, the Borrower shall not be responsible for any Taxes under this Section 17.4.

Section 17.5 Binding Effect; Survival.

This Agreement shall be binding upon and inure to the benefit of Borrower, the Lenders, the Administrative Agent, the Facility Agent, the Servicer, the Collateral Agent, the Collateral Custodian and their respective successors and assigns, and the provisions of Section 4.3, Article V, and Article XVI shall inure to the benefit of the Affected Persons and the Indemnified Parties, respectively, and their respective successors and assigns; provided, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XV. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until (subject to the immediately following sentence) such time when all Obligations have been finally and fully paid in cash and performed. The rights and remedies with respect to any breach of any representation and warranty made by the Borrower pursuant to Article IX and the indemnification and payment provisions of Article V. Article XVI and the provisions of Section 17.10, Section 17.11 and Section 17.11(b) shall be continuing and shall survive any termination of this Agreement and any termination of any Person’s rights to act as Servicer hereunder or under any other Transaction Document.

Section 17.6 Captions and Cross References.

The various captions (including the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Schedule or Exhibit are to such Section of or Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 17.7 Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 17.8 GOVERNING LAW.

THIS AGREEMENT, THE NOTES AND ANY DISPUTE, SUIT, ACTION OR PROCEEDING, WHETHER IN CONTRACT, TORT OR OTHERWISE AND WHETHER AT LAW OR IN EQUITY, RELATING TO OR ARISING OUT OF THIS AGREEMENT, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

Section 17.9 Counterparts; Electronic Execution.

during the Revolving Period, the replacement financial institution, if not already a Lender, shall be reasonably satisfactory to the Facility Agent, (iv) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 15.4(a), (v) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) for Increased Costs or Taxes, as the case may be, (vi) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Facility Agent or any other Lender shall have against the replaced Lender, and (vii) if such replacement is being effected as a result of a Lender requesting compensation pursuant to Section 4.3 or Section 5.1, such replacement, if effected, will result in a reduction in such compensation or payment thereafter. Notwithstanding anything contained to the contrary in this Agreement, no Lender removed or replaced under the provisions hereof shall have any right to receive any amounts set forth in Section 2.5(b) in connection with such removal or replacement. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 17.17 Consent to Jurisdiction.

Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any New York State or Federal court sitting in New York ~~City~~County in any action or proceeding, whether in contract, tort or otherwise and whether at law or in equity, arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity). The parties hereto agree that a final judgment in any such action or proceeding (whether in contract, tort or otherwise and whether at law or in equity) shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 17.18 Option to Acquire Rating.

Each party hereto hereby acknowledges and agrees that the Facility Agent (on behalf and at the expense of the requesting Lender) may, at any time and in its sole discretion, obtain a public rating for this loan facility. The Borrower and the Servicer hereby agree to use commercially reasonable efforts, at the request of the Facility Agent, to cooperate with the acquisition and maintenance of any such rating.

Section 17.19 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Transaction Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Transaction Document, to the extent such liability is unsecured, may be subject to the

~~EVERBANK, N.A.,~~

~~as a Lender~~

~~10000 Midlantic Drive~~

~~Suite 400 East~~

~~Mount Laurel, NJ 08054~~

~~Attention: Lender Finance~~

~~Facsimile No.: 201-770-4762~~

~~Email: lfloanadmin@everbank.com~~

CUSTOMERS BANK,

as a Lender

99 Bridge Street

Phoenixville, PA 19046

Attention: Brian Luff

Telephone No.: (484) 302-0932

Facsimile No.: (610) 302-0932

Email: participationwires@customersbank.com

A-3

Annex B

Lender	Current Commitment		Maximum Commitment	Maximum Optional Increase in the Facility Amount (pursuant to Section 2.8(b)(i))	Maximum Increase Mandatory in the Facility Amount (pursuant to Section 2.8(b)(ii))
Deutsche Bank AG, New York Branch	$	~~37,500,000~~75,000,000.00	$160,000,000.00	$50,000,000.00	$35,000,000.00
~~EverBank, N.A.~~	~~$~~	~~37,500,000~~
Customers Bank	$	~~25,000,000~~25,000,000.00	$40,000,000.00	$0.00	$15,000,000.00
Total	$	~~100,000,000~~100,000,000.00	$200,000,000.00	$50,000,000.00	$50,000,000.00

B-1